Exhibit 99.1

Media Contact:
Steve Sabicer
714-907-6264
ssabicer@thesabicergroup.com

Investor Contact:
Susan Morrison
858-366-6900
IR@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Announces First Quarter 2022 Financial Results
and Updated Full Year 2022 Financial Guidance

San Diego, May 4, 2022 - Tandem Diabetes Care, Inc. (NASDAQ: TNDM), a leading global insulin delivery and diabetes technology company, today reported its financial results for the quarter ended March 31, 2022 and updated its financial guidance for the year ending December 31, 2022.

First Quarter Financial Highlights:

•First quarter 2022 sales increased 25 percent to $175.9 million compared to the same period of 2021.
•Worldwide pump shipments increased 11 percent to 28,095 pumps compared to the same period of 2021.
•$635.4 million in cash, cash equivalents & short-term investments as of March 31, 2022, increased $11.6 million in the first quarter of 2022.

Recent Strategic Highlights:

•Received U.S. Food and Drug Administration (FDA) clearance for the t:slim X2 insulin pump to bolus using the t:connect mobile app on iOS and Android operating systems.
•Completed expansion of U.S. field sales force, providing greater resources to drive awareness of the Company’s technology solutions among people living with diabetes and healthcare providers.
•Launched Control-IQ® advanced hybrid closed-loop technology in remaining international geographies bringing its features and benefits to all countries the Company serves worldwide.
•Presented positive Control-IQ technology data that showed immediate and sustained improvements in glycemic control, quality of life outcomes, and user-reported reduced burden of diabetes management(1) at the 15th International Conference on Advanced Technologies and Treatments for Diabetes.
•Completed enrollment for the Control-IQ Observational (CLIO) study, an ongoing real-world study of more than 2,000 people living with type 1 diabetes using Control-IQ.
•Successfully executed the largest pivotal human factors study in the Company’s history for the Mobi insulin pump, which will be included in a regulatory filing to the FDA.

“Our first quarter performance demonstrated the strength with which we are executing across all areas of our business,” said John Sheridan, president and chief executive officer. “We continue to make meaningful progress in our mission to bring the benefits of advanced diabetes technology to more people living with diabetes, which is reflected in our growing market share that is now an estimated 30 percent of people using an insulin pump in the markets we serve worldwide.”

Exhibit 99.1
First Quarter 2022 Financial Results Compared to First Quarter 2021

•Sales: Worldwide sales increased 25 percent to $175.9 million, which included sales outside the United States of $44.6 million. This is compared to worldwide sales of $141.0 million, which included sales of $37.7 million outside the United States.

•Gross profit: Gross profit increased 24 percent to $91.1 million, compared to $73.3 million. Gross margin was 52 percent, which was the same as the first quarter of 2021.

•Operating loss: Operating loss totaled $15.3 million, or negative 9 percent of sales, compared to $3.2 million, or negative 2 percent of sales. Adjusted EBITDA(2) was $6.4 million, compared to $13.2 million, or 4 percent and 9 percent of sales, respectively.

•Net loss: Net loss was $14.7 million, compared to $5.0 million.

See tables for additional financial information.

2022 Annual Guidance Update

For the year ending December 31, 2022, the Company is updating its financial guidance as follows:
•Sales are estimated to be in the range of $850 million to $865 million, which represents an annual sales growth of 21 percent to 23 percent compared to 2021. The Company’s prior sales guidance for 2022 was estimated to be in the range of $845 million to $860 million.
▪Sales inside the United States of approximately $635 million to $645 million, an increase from the prior guidance of $630 million to $640 million
▪Sales outside the United States of approximately $215 million to $220 million
•Gross margin is estimated to be approximately 54 percent
•Adjusted EBITDA(2) is estimated to be in the range of 14 percent to 15 percent of sales
•Non-cash charges included in cost of goods sold and operating expenses are estimated to be approximately $95 million, an increase from the Company’s prior guidance. This includes:
▪Approximately $80 million non-cash, stock-based compensation expense, compared to the prior guidance of $75 million
▪Approximately $15 million depreciation and amortization expense

(1) Singh H, Alencar G, Manning M, et al. Long-Term Improvements In Patient-Reported Outcomes Irrespective of Baseline Glycemic Control and Previous Insulin Delivery Method with the t:Slim X2 Pump with Control-IQ Technology. Poster presented at 15th Annual International Conference on Advanced Technologies & Treatments for Diabetes (ATTD); April 27-30, 2022; Barcelona, Spain.

(2) See "Non-GAAP Financial Measures" below. EBITDA is a non-GAAP financial measure defined as net income (loss) excluding income taxes, interest and other non-operating items and depreciation and amortization. Adjusted EBITDA further adjusts for the change in fair value of common stock warrants and non-cash stock-based compensation expense. This definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by the Company to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. The Company presents Adjusted EBITDA to provide information that may assist investors in understanding its financial results. However, Adjusted EBITDA is not intended to be a substitute for net income (loss).

Exhibit 99.1
Non-GAAP Financial Measures

Certain non-GAAP financial measures are presented in this press release, including adjusted EBITDA, to provide information that may assist investors in understanding the Company’s financial results and assessing its prospects for future performance. We believe these non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results. These non-GAAP financial measures, as we calculate them, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to the Company. These non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of each of the GAAP financial measures to the most directly comparable non-GAAP financial measures has been provided under the heading “Reconciliation of GAAP versus Non-GAAP Financial Results” in the financial statement tables attached to this press release. Consistent with SEC regulations, we have not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the “unreasonable efforts” exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments that we may make to our GAAP financial measures in calculating our non-GAAP financial measures.

Conference Call

The Company will hold a conference call and simultaneous webcast today at 4:30pm Eastern Time (1:30pm Pacific Time). The link to the webcast will be available by accessing the Events & Presentations tab in the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for 30 days. To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code “2354706.”

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc., a global insulin delivery and diabetes technology company based in San Diego, California, creates new possibilities for people living with diabetes, their loved ones, and healthcare providers through a positively different experience. The Company’s human-centered approach to design, development, and support delivers innovative products and services for people who use insulin. Tandem manufactures and sells the t:slim X2 insulin pump with Control-IQ technology. For more information, visit tandemdiabetes.com.

Tandem Diabetes Care is a registered trademark and t:slim X2 and Control-IQ are trademarks of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2 and $TNDM.
Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.
Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

Exhibit 99.1
Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements include statements regarding, among other things, the Company’s projected financial results. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, the Company’s ability to achieve projected financial results will be impacted by market acceptance of the Company’s existing products and products under development by physicians and people with diabetes; the Company’s ability to establish and sustain operations to support international sales, including expansion into additional geographies; changes in reimbursement rates or insurance coverage for the Company’s products; the Company’s ability to meet increasing operational and infrastructure requirements from higher customer interest and a larger base of existing customers; the Company’s ability to complete the development and launch of new products when anticipated; the potential that newer products, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, may render the Company’s products obsolete or less desirable; the depth and duration of the evolving COVID-19 pandemic, and the global response thereto; reliance on third-party relationships, such as outsourcing and supplier arrangements; global economic conditions; and other risks identified in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other documents that the Company files with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

# # #

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Table A
(in thousands)

	March 31	December 31,
	2022	2021
Assets	(Unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$635,391	$623,811
Accounts receivable, net	94,133	110,725
Inventories	79,987	68,551
Other current assets	8,953	8,433
Total current assets	818,464	811,520

Property and equipment, net	49,987	50,386
Operating lease right-of-use assets	131,058	27,503
Other long-term assets	15,768	15,728
Total assets	$1,015,277	$905,137

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and employee-related liabilities	$89,961	$89,007
Operating lease liabilities	8,080	9,279
Deferred revenue	10,881	10,182
Other current liabilities	22,893	23,388
Total current liabilities	131,815	131,856

Convertible senior notes, net - long-term	281,905	281,467
Operating lease liabilities - long-term	129,195	23,922
Deferred revenue - long-term	17,531	16,940
Other long-term liabilities	17,449	17,840
Total liabilities	577,895	472,025

Total stockholders’ equity	437,382	433,112
Total liabilities and stockholders’ equity	$1,015,277	$905,137

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Table B
(in thousands, except per share data)

	(Unaudited)
	Three Months Ended March 31,
	2022	2021
Sales	$175,907	$141,037
Cost of sales	84,814	67,750
Gross profit	91,093	73,287
Operating expenses:
Selling, general and administrative	73,271	58,563
Research and development	33,160	17,961
Total operating expenses	106,431	76,524
Operating loss	(15,338)	(3,237)
Total other expense, net	(1,101)	(1,924)
Loss before income taxes	(16,439)	(5,161)
Income tax benefit	1,724	117
Net loss	$(14,715)	$(5,044)

Net loss per share, basic and diluted	$(0.23)	$(0.08)

Weighted average shares used to compute basic and diluted net loss per share	63,880	62,448

Exhibit 99.1

TANDEM DIABETES CARE, INC.
SALES BY GEOGRAPHY
Table C

	(Unaudited)
($'s in thousands)	Three Months Ended March 31,
	2022	2021	% Change
United States:
Pump	$73,497	$62,912	17%
Infusion sets	39,741	27,392	45%
Cartridges	17,677	12,765	38%
Other	368	270	36%
Total Sales in the United States	$131,283	$103,339	27%

Outside the United States:
Pump	$22,332	$18,908	18%
Infusion sets	14,999	12,734	18%
Cartridges	7,177	5,949	21%
Other	116	107	8%
Total Sales Outside the United States	$44,624	$37,698	18%

Total Worldwide Sales	$175,907	$141,037	25%

TANDEM DIABETES CARE, INC.
PUMP SHIPMENTS
Table D

	Three Months Ended March 31,
	2022	2021	% Change
Pumps Shipped:
United States	18,658	16,644	12%
Outside the United States	9,437	8,708	8%
Total Pumps Shipped	28,095	25,352	11%

Exhibit 99.1

TANDEM DIABETES CARE, INC.
Reconciliation of GAAP versus Non-GAAP Financial Results (Unaudited)
Table E

(in thousands)	Three Months Ended March 31,
	2022	2021
GAAP net loss	$(14,715)	$(5,044)
Income tax benefit	(1,724)	(117)
Interest income and other, net	(381)	(272)
Interest expense	1,516	1,506
Depreciation and amortization	3,628	3,485
EBITDA	(11,676)	(442)
Change in fair value of common stock warrants	(34)	690
Stock-based compensation expense	18,110	12,947
Adjusted EBITDA(2)	$6,400	$13,195